EXHIBIT INDEX


1.3 Resolution of the Board of Directors of American Centurion Life Assurance Company establishing 276 subaccounts dated August 23, 2004.

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10. Consent of Independent Auditors for American Express Innovations(SM) Select Variable Annuity.

13.1 Power of Attorney to sign Amendments to this Registration Statement, dated July 7, 2004.